Exhibit 99.1

EV Energy Partners Announces Agreement to Divest Its 21 Percent Interest in Utica East Ohio for $575 million

HOUSTON, April 6, 2015 /PRNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that it has signed a definitive agreement to divest its entire 21 percent interest in Utica East Ohio Midstream LLC (UEO), to Utica Gas Services, L.L.C., a subsidiary of Williams Partners L.P. (NYSE: WPZ), for total cash consideration of $575 million. EVEP’s net capital contribution to UEO has been approximately $294 million. The agreement is subject to customary purchase price adjustments and closing conditions, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

EVEP expects the transaction to close by the middle of July 2015. Upon closing, EVEP intends to initially use the net proceeds of the disposition to repay all amounts outstanding under its revolving credit facility and to hold the remainder available for future activities. Availability under the revolving credit facility may be used to fund future activities, including acquisitions of oil and natural gas properties.

“This transaction, along with the previous sale of our interest in Cardinal Gas Services, reflects the completion of our divestiture of midstream investments in the Utica Shale. We are pleased with the returns we achieved and look forward to participating in what we expect to be an attractive upstream A&D market in the second half of the year,” said Michael Mercer, President and CEO.

The other member of UEO has the right to agree to acquire EVEP’s interest in UEO for the same price. If the other member exercises and closes on this right, the aggregate purchase price received by EVEP would remain the same, and WPZ would acquire an approximate 13 percent interest and the other member would acquire an approximate 8 percent interest.

Jefferies LLC acted as EVEP’s exclusive financial advisor in connection with the pending divestiture.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release includes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements regarding the ability to close and the timing of the closing of the sale of the Partnership’s interest in Utica East Ohio, purchase price adjustments and the use of proceeds are forward looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the ability to obtain regulatory approval, arrange financing, ability to satisfy closing conditions and requirements, and other important factors that could cause actual results to differ materially from those projected.  Additional risks are described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Nicholas Bobrowski

713-651-1144
http://www.evenergypartners.com